Exhibit 99.1

Tomorrow.io, the World’s Weather and Climate Security Platform, to Go Public on Nasdaq Through Merger with Pine Technology Acquisition Corp.

●	Tomorrow.io’s proprietary Weather and Climate Security Platform gives businesses, governments, and individuals tools to automate decision making and enable climate adaptation at scale.
●	Clients include Uber Technologies, Ford Motor Company, Delta Airlines, JetBlue Airways, National Grid and the U.S. Air Force.
●	The transaction will fund growth and accelerate product development for Tomorrow.io’s forecasting capabilities and planned launch of radar-equipped satellites.
●	Pro-forma equity value of the combined company is approximately $1.2 billion.
●	Tomorrow.io expects to receive up to $420 million in gross transaction proceeds (assuming no redemptions).
●	Transaction includes a $75 million fully-committed PIPE anchored by institutional and strategic investors including Koch Strategic Platforms, National Grid Partners, JetBlue Technology Ventures, SB Energy Corp., SoftBank Group’s Japanese wholly-owned subsidiary, as well as Pine Technology’s sponsor, Pine Technology Sponsor LLC., who are all investing in the PIPE at $10 per share.

BOSTON, MA and AURORA, OH – December 7, 2021 – The Tomorrow Companies Inc. (“Tomorrow.io”), developer of a leading platform for global weather and climate security, and Pine Technology Acquisition Corp. (Nasdaq: PTOC, PTOCW, PTOCU), a special purpose acquisition company (“Pine Technology”), today announced they have entered into a definitive merger agreement that would result in Tomorrow.io becoming a public company. Upon closing of the business combination, the newly combined company will operate as Tomorrow.io and trade on Nasdaq under the symbol “TMW.”

Tomorrow.io is a high-growth SaaS company backed by sophisticated technology with an ESG mission to significantly improve weather forecasting (Environmental), protect communities and save lives globally (Social) and enable countries, businesses and individuals to prepare for weather events and climate change (Governance).

In 2020, weather events caused losses of more than $100 billion in the United States. Spending on weather and climate services will reach an estimated $190 billion by 2030, up from an estimated $89 billion in 2020, based on actual and forecast compound annual growth rates (CAGR).

Tomorrow.io’s mission is to help countries and businesses prepare for the business impact of weather by automating decision-making and enabling climate adaptation at scale. Its Weather and Climate Security Platform delivers operational weather insights for global customers across a broad range of industries, including aviation, energy, insurance, on-demand companies, professional sports and venues, and logistics, as well as government agencies around the world.

By leveraging the platform’s proprietary weather intelligence—which uses machine learning to translate hyperlocal forecasts into actionable insights—users can proactively address weather- and climate-related challenges.

“Tomorrow.io was founded with the mission to improve global access to weather intelligence for all,” said Shimon Elkabetz, Co-founder and CEO of Tomorrow.io. “Today, this mission is more important than ever against the backdrop of a changing climate. Every individual, business, and government is embracing climate adaptation and mitigation,” he said. “This is exactly the solution that Tomorrow.io provides—a unique software offering that translates the weather forecast into insights for any industry, allowing customers to proactively prepare for the impact of incoming weather across their operations. We are thrilled to partner with Pine Technology to accelerate our product development and plans for a global satellite constellation.”

To advance weather and climate forecasting on a global scale, Tomorrow.io is developing a first-of-its-kind constellation of radar-equipped satellites, with initial launches planned for late 2022. The satellites are expected to provide the first-ever global precipitation dataset updated hourly along with other critical weather and ocean parameters. Tomorrow.io believes this dramatic increase in monitoring capabilities will enable better forecasts everywhere, especially in data-sparse areas that currently lack reliable forecasts, yet are the most vulnerable to weather fluctuation and climate change.

Pine Technology brings decades of transaction execution expertise and valuable strategic counsel to Tomorrow.io.

“Shimon and the impressive Tomorrow.io leadership team have deep expertise in weather, radar technology, and decision support software,” said Adam Karkowsky, Non-Executive Chairman of Pine Technology. “They have built a vertically integrated company that delivers exceptional value to their global commercial and government customers. Tomorrow.io is leading the way with its world-class weather forecasting operation and modern SaaS-based approach to meet the growing need for weather and climate security,” he said. “With our experience supporting high-growth companies and our vast network of contacts that offer new customer opportunities, we believe we can help deliver long-term value for all stockholders.”

Transaction Summary

The pro forma equity value of the combined company is approximately $1.2 billion, assuming no redemptions by Pine Technology stockholders. The transaction will provide up to $420 million of gross proceeds, before deducting transaction expenses and assuming no redemptions, including $75 million through a fully-committed PIPE at $10.00 per share. The PIPE includes commitments from institutional investors including funds managed by Koch Strategic Platforms, National Grid Partners, JetBlue Technology Ventures, SB Energy Corp., SoftBank Group’s Japanese wholly-owned subsidiary, as well as Pine Technology’s sponsor, Pine Technology Sponsor LLC.

The transaction, which has been approved by the Boards of Directors of Tomorrow.io and Pine Technology, is subject to approval by Pine Technology stockholders and other customary closing conditions, including the receipt of certain regulatory approvals and is expected to close in the first half of 2022.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Pine Technology with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov.

Advisors

PJT Partners is acting as sole financial advisor, and Goodwin Procter LLP is acting as legal counsel to Tomorrow.io. Moelis & Company LLC is acting as sole financial advisor to Pine Technology. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel to Pine Technology. Cantor Fitzgerald & Co. and Odeon Capital Group are serving as capital markets advisors to Pine Technology. Houlihan Lokey, Inc. and Richards, Layton & Finger P.A. are advising the Board of Directors of Pine Technology.

Moelis & Company LLC and PJT Partners are acting as joint placement agents with respect to the private placement. Sullivan & Cromwell LLP is acting as placement agent counsel.

Investor Webcast Information

A webcast is available at pinetechnology.com where you can also find the detailed investor presentation and press release.

About Pine Technology Acquisition Corp.:

Pine Technology Acquisition Corp. is a special purpose acquisition company (SPAC) formed for the purpose of targeting one or more businesses in the insurance-related technology (InsurTech) sector for its initial business combination. Pine Technology is led by CEO and Director Christopher Longo, the Founder and CEO of tech-focused commercial insurance managing general agent and brokerage, Novum Underwriting Partners, and the former CIO and COO of AmTrust Financial Services, Inc. (AmTrust) and non-Executive Chairman Adam Karkowsky, who currently serves as the President of AmTrust. Pine Technology Acquisition Corp. was founded in December 2020 and its Units, Class A common stock and warrants are listed on the Nasdaq under the symbols PTOCU, PTOC, and PTOCW, respectively.

About Tomorrow.io:

Tomorrow.io is The World’s Weather and Climate Security Platform, helping countries, businesses, and individuals manage their weather and climate security challenges. Fully customizable to any industry impacted by the weather, customers around the world including Uber, Delta, Ford, National Grid, and more use Tomorrow.io to dramatically improve operational efficiency. Tomorrow.io was built from the ground up to help teams prepare for the business impact of weather by automating decision-making and enabling climate adaptation at scale. Headquartered in Boston, MA, Tomorrow.io employs more than 170 people globally.

Forward-Looking Statements

This press release includes, and oral statement made from time to time by representatives of Pine Technology and Tomorrow.io may contain, statements that are not historical facts but are forward looking statements for purposes of the safe harbor provisions under applicable securities laws, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “target,” “goal,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “forecast,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, the expected cash proceeds from the transaction, the ability to complete the business combination due to the failure to obtain approval from Pine Technology’s stockholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by Pine Technology’s public stockholders, the estimated implied equity value of the combined company, Tomorrow.io’s ability to effectively compete in its industry, Tomorrow.io’s ability to scale and grow its business, including the timing of the planned satellite launches in late 2022, the cash position of the combined company following closing and the timing of the closing of the business combination. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in Pine Technology’s final prospectus, filed with the SEC on March 11, 2021 (the “Pine Technology Final Prospectus”), and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, in each case, under the heading “Risk Factors,” and other documents of Pine Technology filed, or to be filed, including the proxy statement/prospectus, with the SEC. There may be additional risks that Pine Technology and Tomorrow.io presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Pine Technology’s and Tomorrow.io’s expectations, plans or forecasts of future events and views as of the date of this press release. Pine Technology and Tomorrow.io anticipate that subsequent events and developments will cause their assessments to change. However, while Pine Technology and Tomorrow.io may elect to update these forward-looking statements at some point in the future, Pine Technology and Tomorrow.io specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Pine Technology’s and Tomorrow.io’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information and Where to Find It

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and does not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, purchase, or exchange of securities or solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

In connection with the proposed transaction between Pine Technology and Tomorrow.io, Pine Technology will file with the SEC a registration statement on Form S-4 which will include Pine Technology’s prospectus and proxy statement (the “Proxy Statement/Prospectus”). Pine Technology plans to mail the definitive Proxy Statement/Prospectus to its stockholders in connection with the transaction once available. INVESTORS AND SECURITYHOLDERS OF PINE TECHNOLOGY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PINE TECHNOLOGY, TOMORROW.IO, THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Pine Technology through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC by contacting Pine Technology or Tomorrow.io using the contact information below.

Participants in the Solicitation

Pine Technology, Tomorrow.io and certain of their respective directors, executive officers and employees may be considered to be participants in the solicitation of proxies in connection with the transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Pine Technology in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement/Prospectus described above when it is filed with the SEC. Additional information regarding Pine Technology’s directors and executive officers can also be found in the Pine Technology Final Prospectus. These documents are available free of charge as described above.

Contacts

Media

ICR Inc

TomorrowPR@icrinc.com

Investors

ICR Inc

TomorrowIR@icrinc.com

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